Freeport-McMoRan Copper & Gold Inc. Prices

$500 Million of 7% Convertible Senior Notes Due 2011

NEW ORLEANS, LA, February 6, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has priced a private offering of $500 million of convertible senior notes due February 2011.  The initial purchaser has been granted a 15 percent overallotment option.  The convertible senior notes have an interest rate of 7 percent per year and are convertible into FCX common stock at $30.87 per share, representing a 70 percent premium over the $18.16 per share closing price on February 5, 2003 of FCX’s common shares on the NYSE.  The net proceeds of approximately $486 million from the offering, after expenses, will be used to repay all outstanding bank debt, for working capital requirements and general corporate purposes.  FCX plans to terminate its existing bank credit facilities and replace these facilities with a new bank credit facility.

The notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

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